Exhibit 99.1

MEDIA CONTACT:

Sue Childs

203.852.5669

schilds@edgar-online.com

FOR IMMEDIATE RELEASE

Bain Capital Ventures Invests $12 Million in EDGAR Online

Preferred Stock Purchase to Help Company Grow and

Invest in Technology and Service Innovations

NEW YORK, NY – January 29, 2010 — EDGAR® Online, Inc. (Nasdaq: EDGR), a leader in the distribution of public company filings and in the XBRL financial reporting standard, today announced that it has completed an agreement for Bain Capital Ventures to purchase $12 million worth of convertible Series B Preferred Stock of the Company. EDGAR Online expects to use the newly-secured funding to scale its pioneering leadership position in the filing business associated with XBRL, the eXtensible Business Reporting Language standard, and simultaneously invest to expand its data and subscription offerings.

Bain Capital Ventures is an affiliate of Bain Capital, one of the largest and most respected private investment firms in the world. Bain Capital Ventures is known for its exceptional approach to identifying and partnering with the management teams of early and growth stage entrepreneurial companies to build market leaders. The firm has invested in such industry-leading companies as Gartner Group, SunGard, Experian, Archer Technologies, SolarWinds, DoubleClick, Instinet, Staples, ProfitLogic, Regulatory Data Corporation, Shopping.com, Taleo, LinkedIn and others. The Jordan, Edmiston Group acted as advisor to EDGAR Online in connection with the transaction.

“We are excited by the growth opportunity this investment by Bain Capital presents to our company, our customers and our shareholders,” said Philip Moyer, CEO of EDGAR Online. “This investment accelerates our ability to scale in support of the growing demands we see in our XBRL filings business and to deliver the next round of innovation we believe is needed in our data and subscriptions businesses. We cannot imagine a better strategic investor than Bain Capital, which has a long track record of success with hundreds of portfolio companies that understand and use compliance services, and others that drive software and service innovation across the entire financial services market. This investment not only strengthens our balance sheet, it also positions us to deliver the next generation of value for our shareholders.”

Two representatives of Bain Capital, Jeffrey Schwartz and John Connolly, will be joining EDGAR Online’s Board of Directors. Schwartz is a Founding Partner and Managing Director of Bain Capital Ventures, and Connolly is an Operating Partner. Connolly is the former CEO of Institutional Shareholder Services, a subsidiary of RiskMetrics which provides proxy voting, corporate governance, compliance, and risk management solutions.

“We are looking forward to Jeff and John joining our board,” Moyer added. “They both have a significant history of success in growing great companies in the compliance and financial services markets. Our work with Jeff and John and their colleagues over the past several months has demonstrated to us that they understand the needs of emerging market leaders like EDGAR Online and the full market opportunity we have in front of us.”

“We are excited to have the opportunity to make this investment because we believe EDGAR Online is a high potential company and a unique leader in its markets,” said Schwartz. “We have been very impressed with the technology, people and processes the Company has deployed to achieve market leadership in the XBRL filings market, and with the vision for its data and subscription assets. We believe we can bring tangible support and experience to EDGAR Online’s strategic vision and help their team accelerate growth and innovation for the benefit of their customers.”

EDGAR Online will be holding an investor call to discuss this announcement at 1:00 p.m. EST today. Philip Moyer, CEO and President, and John Ferrara, CFO, will host the call. To participate, please call (877) 407-8031 (toll-free for domestic callers) or (201) 689-8031 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor.

The teleconference replay will be available for approximately one week beginning at 7:00 p.m. EST on January 29 by calling (877) 660-6853 (domestic) or (201) 612-7415 (international callers). The account number is 286 and the conference ID is 343834.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets. The company delivers its information products directly to end users via online subscriptions and data licenses, and to redistributors who embed its content in their own and their clients’ Web sites.

EDGAR Online’s proprietary automated systems allow for the rapid conversion of data, and the company is a pioneer and leader in the global financial reporting standard—eXtensible Business Reporting Language, otherwise known as XBRL. EDGAR Online uses its automated processing platform and expertise in XBRL to produce both datasets and tools and to assist organizations with the creation, management and distribution of XBRL financial reports. For more detailed information, please visit www.edgar-online.com.

About Bain Capital Ventures

Bain Capital Ventures (www.baincapitalventures.com) is the Boston-based venture capital affiliate of Bain Capital, which has approximately $65 billion of assets under management worldwide. Founded in 1984, Bain Capital and its affiliates have made investments in more than 300 companies. The firm’s history of investing in early stage companies also dates back to 1984, having made over 125 venture-stage investments since inception including such companies as Gartner Group, SunGard, Experian, Archer Technologies, SolarWinds, DoubleClick, Instinet, Staples, ProfitLogic, Regulatory Data Corporation, Shopping.com, Taleo, and LinkedIn. In 2001, Bain Capital Ventures was formed as a separate arm of Bain Capital to focus exclusively on growth investments. Bain Capital Ventures currently has approximately $1.5 billion in assets under management.

Use of Forward-Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance and include, without limitation, statements regarding our future growth prospects, future demand for our XBRL business, future innovations in our data and subscriptions business, and the impact of the investment by Bain Capital Ventures on any of those developments. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.